Exhibit 2.1

Strictly Confidential	Execution Copy

AGREEMENT AND PLAN OF MERGER

among

THE DOW CHEMICAL COMPANY,

RAMSES ACQUISITION CORP.

and

ROHM AND HAAS COMPANY

Dated as of July 10, 2008

AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2008 (the “Agreement”), among The Dow Chemical Company, a Delaware corporation (“Parent”), Ramses Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rohm and Haas Company, a Delaware corporation (the “Company”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have approved this Agreement and the consummation of the Merger and all of the covenants and agreements contained in this Agreement;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement and incur the obligations set forth herein, Parent and certain stockholders of the Company which beneficially or of record own an aggregate of approximately 32.4% of the outstanding Shares (as defined below) (the “Stockholders”) have entered into a stockholder support agreement (the “Support Agreement”) relating to the Merger and the other transactions contemplated by this Agreement; and

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.  At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2     Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in

ARTICLE VI (other than those conditions that by their nature are to be satisfied by action at the Closing, but subject to the satisfaction or written waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3    Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4    Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable laws of the State of Delaware.

Section 1.5    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           Subject to Section 5.9 of this Agreement, at the Effective Time, the restated certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and incorporated by reference herein, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b)           At the Effective Time, subject to Section 5.9 of this Agreement, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and incorporated by reference herein, and, as so amended and restated, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

Section 1.6    Post-Closing Arrangements.

(a)           Following the Effective Time, the name of the specialty chemical business of Parent (the “Specialty Chemical Business”) shall be “Rohm and Haas Company” and the Specialty Chemical Business shall be referred to as “Rohm and Haas Company, a subsidiary of The Dow Chemical Company”.  Following the Effective Time, the corporate headquarters of the Specialty Chemical Business shall be located in Philadelphia, Pennsylvania.

(b)           Following the Effective Time, Parent intends to contribute to the Specialty Chemical Business certain assets, operations and businesses of Parent having similar business profiles to those of the Company and having revenues, based on the most recently completed fiscal year, of approximately $5.0 billion in the aggregate, which assets, operations and businesses shall be determined by Parent in its sole discretion.

(c)           Prior to the Closing, but subject to and effective as of the Effective Time, Parent shall appoint two individuals nominated by the Company (the “Board Representatives”) to the board of directors of Parent.  The election or appointment of the Board Representatives will be subject to satisfaction of all legal and governance requirements regarding service as a director of Parent and to the approval of the nominating and governance committee of the board of directors of Parent.

(d)           Following the Effective Time, Parent intends to appoint the current Chief Operating Officer and President of the Company as the Chief Executive Officer of the Specialty Chemical Business.

Section 1.7    Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8    Officers.  The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Company Common Stock.  Subject to Section 2.1(d) and Section 2.1(e), each issued and outstanding share of Common Stock, par value $2.50 per share, of the Company outstanding immediately prior to the Effective Time (such shares collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)), shall thereupon be converted into and shall thereafter represent the right to receive the sum of $78.00 in cash and the Additional Per Share Consideration, (together, rounded to the nearest penny, the “Merger Consideration”).  The “Additional Per Share Consideration” shall not be less than zero and shall mean, (x) if the Effective Time shall occur after January 10, 2009 (the “Additional Consideration Date”), an amount in cash per share, equal to the excess, if any, of (I) $78.00 multiplied by the product of (A) 8% and (B) the Annualized Portion (as defined below), over (II) any dividends or distributions (valued at the Closing Date using 8% simple interest per annum from the applicable date of payment) declared on a share of Company Common Stock and having a record date during the Dividend Period and thereafter paid (it being understood that in no event shall the Additional Per Share Consideration be paid in respect of any period from and after July 10, 2009), or (y) if the Effective Time shall occur on or prior to the Additional Consideration Date, zero; provided that no adjustment shall be made for more than two quarterly dividends.  The term “Annualized Portion” shall mean the quotient obtained by dividing the number of days elapsed during the Dividend Period by 365.  The term “Dividend Period” means the period beginning on the Additional Consideration Date and ending on the earlier of July 10, 2009 and the Closing Date.  All Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) or holders of Shares represented by book entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such Certificates or Book-Entry Shares, as applicable, in accordance with this Article II.

(b)           Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury stock (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)           Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e)           Dissenting Shares.  (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a).  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii)           Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

(iii)          The Company shall give Parent (A) prompt notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

Section 2.2    Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as defined in Section 5.5(a)(i)) and the Company Stock-Based Awards (as defined in Section 5.5(a)(ii)), cash sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration (as defined in Section 5.5(a)(ii)) payable pursuant to Section 5.5 (such cash referred to in sub-section 2.2(a)(i)  and 2.2(a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b)           Payment Procedures.  (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.  On the Closing Date, the Paying Agent shall also deliver, or cause to be delivered, to each holder of a Company Stock Option or a

Company Stock-Based Award by wire transfer the amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii)           Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with, in the case of Certificates, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message,” and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as defined in Section 3.14(b)) have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii)          For the avoidance of doubt, the Paying Agent, the Surviving Corporation and Parent shall each be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as defined in Section 3.3(b)), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c)           Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares, Company Stock Options or Company Stock-Based Awards for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)           No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person (as defined in Section 8.13(a)) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent.

(g)           Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as defined in Section 3.4(a)) filed or furnished with the SEC subsequent to December 31, 2006 and prior to the date hereof (and then (i) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence relates to a matter covered by  a representation or warranty set forth in this Article III and (ii) other than in risk factors or other forward-looking statements or language in such filings) or in the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Qualification, Organization, Subsidiaries, etc.  Each of the Company and its Subsidiaries (as defined in Section 8.13(a)) is a legal entity duly organized,

validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s restated certificate of incorporation and by-laws, each as amended through the date hereof.  Such restated certificate of incorporation and by-laws and the equivalent organizational documents of each material Subsidiary are in full force and effect and neither the Company nor any material Subsidiary is in violation of any provision of the Company’s restated certificate of incorporation and by-laws or equivalent organizational documents.  As used in this Agreement, any reference to any state of facts, circumstances, event or change having a “Company Material Adverse Effect” means such state of facts, circumstances, event or change that has had a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include (a) facts, circumstances, events or changes (i) generally affecting the specialty chemical industry or the segments thereof in which the Company and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries), (v) reflecting or resulting from changes or proposed changes in Law (including rules and regulations) or interpretation thereof or GAAP (as defined in Section 3.4(b)) (or interpretations thereof), or (vi) resulting from actions of the Company or any of its Subsidiaries which Parent has expressly requested in writing or to which Parent has expressly consented in writing; or (b) any decline in the stock price of the Company Common Stock on the New York Stock Exchange or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect), or (c) any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, this Agreement and the transactions contemplated hereby; provided, however, that this clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement and the consummation of the Merger.  For purposes of clarification, any actions required by any person to comply with Section 5.6 (and the impact thereof) shall be excluded from the determination of Company Material Adverse Effect.

Section 3.2    Capital Stock.

(a)           The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”), of which 275,000 shares are designated as Series A Junior Participating Preferred Stock.  As of June 30, 2008, (i) 192,965,785 shares of Company Common Stock were issued and outstanding, (ii) 49,112,564 shares of Company Common Stock were held in treasury, (iii) 8,113,478 shares of Company Common Stock were reserved for issuance pursuant to currently outstanding Company Stock-Based Awards (as defined below) and Company Stock Options (as defined below) and (iv) no shares of Company Preferred Stock were issued or outstanding and 255,217 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $1.00 per share, were reserved for issuance upon the exercise of rights granted under the Rights Agreement, dated as of October 26, 2000 (the “Rights Plan”), between the Company and EquiServe Trust Company, NA.  All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and are fully paid and non-assessable and free of pre-emptive rights.

(b)           Except as set forth in subsection (a) above, as of the date hereof:  (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after June 30, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(c)           Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)           There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)           None of the Subsidiaries of the Company own any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

(a)           The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.18), to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  The Board of Directors of the Company has taken all necessary action so that none of the restrictions set forth in Section 203 of the DGCL (the “Interested Stockholder Statute”) apply to the Merger, this Agreement, the Support Agreement or the transactions contemplated hereby and thereby.  The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to recommend to such stockholders that they approve and adopt this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)           Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iv) any applicable requirements under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”), (v) any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, and (vi) the approvals set forth on Section 3.3(b) of the Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, national securities exchange, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings (x) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) as may arise in connection with the Financing or as a result of facts, circumstances relating to Parent or its affiliates (as defined in Section 8.13(a)) or Laws or contracts binding on Parent or its affiliates.

(c)           The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, other than, (x) in the case of clauses (i), clause (ii) (other than in the case of immaterial Subsidiaries)  and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) as may arise in connection with the Financing or as a result of facts, circumstances relating to Parent or its affiliates or Laws or contracts binding on Parent or its affiliates.

Section 3.4    Reports and Financial Statements.

(a)           The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed or furnished by the Company with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and none of the Subsequent Company SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.  No Subsidiary is required to file any form, report or other document with the SEC.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and when included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with applicable generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  Since December 31, 2007, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

Section 3.5    Internal Controls and Procedures.

(a)           The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively of Rules 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b)           The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6    No Undisclosed Liabilities.  Except (i) as disclosed, reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2007, and (iii) liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For the avoidance of doubt, for purposes of this Section 3.6, the terms “liabilities” shall not include obligations of the Company or any of its Subsidiaries to perform under or comply with any Law, action, judgment or contract (in each case, other than an obligation to pay money) but would include such obligations if there has been a default or failure to perform or comply by the Company or any of its Subsidiaries with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 3.7    Compliance with Law; Permits.

(a)           The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity (collectively, “Laws” and each, a “Law”), applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding anything contained in this Section 3.7(a) no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5, or in respect of environmental, Tax, employee benefits or labor Laws matters.

(b)           The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse.  All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8    Environmental Laws and Regulations.  Except for such matters as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (a) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (b) the Company and its Subsidiaries have all and have complied at all times with all applicable Environmental Permits, and such permits are in full force and effect; (c) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions (as such terms are defined below) for its current use, (ii) that is in violation of any Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability (as defined below); (d) during the period of its ownership, lease or operation thereof, there was no Release of any Hazardous Substance at, on, in, to or from any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions for its current use, (ii) that is in violation of Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability, (e) neither the Company nor any Subsidiary has Released any Hazardous Substance (i) that requires or is reasonably likely to require any Removal, Remedial or Response actions for its current use, (ii) that is in violation of Environmental Law, or (iii) that is reasonably likely to give rise to any Environmental Liability; (f) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries is or may be in violation of or subject to liability under any Environmental Law, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company or any Subsidiary, or from any real property currently owned, leased or operated by the Company or any Subsidiary, and, to the knowledge of the Company, no such notice, demand letter, claim or request is threatened; (g) neither the Company nor any of its Subsidiaries currently is subject to or, to the knowledge of the Company, threatened to be to subject to, any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement or Environmental Law or otherwise relating to any Hazardous Substance; (h) no real property currently owned, leased or operated by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List or the

Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any analogous list; and (i) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any Environmental Liability, including with respect to any Hazardous Substance sent offsite by or on behalf of the Company or any Subsidiary, or from any real property currently owned, leased or operated by the Company or any Subsidiary.  As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to:  (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, generation, transportation, storage, treatment, use, presence, disposal, Release (as defined below) or threatened Release of any Hazardous Substance (C) natural resource damage or (D) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.  As used herein, the term “Environmental Permit” means any permit, license or other authorization required under applicable Environmental Law.  As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are:  (i) related to the environment (including on-site or off-site contamination by, or exposure to, Hazardous Substances); or (ii) based upon or related to (A) any provision of Environmental Laws or Environmental Permits or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity pursuant to Environmental Law.  The term “Environmental Liability” includes:  (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) other Environmental Laws compliance or remedial measures.  As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act, all as amended (including as those terms are further defined, construed, or otherwise used in court opinions, rules, regulations, standards, orders, guidelines, directives and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum products or byproducts, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, and any other substances, materials or wastes that are present in such location and at such concentration that they are regulated under Environmental Law.  As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).  As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers or disposers, including all actions to (A) clean up, remove, treat or handle in any other way Hazardous Substances in the environment; (B) restore or reclaim the environment or natural resources; (C) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; or (D) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

Section 3.9    Employee Benefit Plans.

(a)           Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries, except to the extent providing benefits imposed or implied by applicable foreign Law.

(b)           Each Company Benefit Plan that is subject to United States Law (a “U.S. Benefit Plan”) has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Any U.S. Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service.  Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no U.S. Benefit Plan provides, or has any liability to provide medical benefits to any employee or former employee following his retirement, except as required by applicable Law or as provided in individual agreements upon a severance event.

(c)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or (C) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(d)           With respect to each Company Benefit Plan that is not subject to United States Law (a “Foreign Benefit Plan”):  (i) all employer and employee contributions to each

Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for such failures to register or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Each Company Benefit Plan that is subject to the requirements of Section 409A of the Code has been operated in good faith compliance with the currently applicable requirements of Section 409A of the Code and the regulations, rulings and notices thereunder and the Company has made or will make a good faith attempt to amend such Company Benefit Plans to the extent necessary to meet the documentary compliance standards thereof.

Section 3.10       Absence of Certain Changes or Events.  From December 31, 2007 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, and none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in subclauses (iv), (vi), (xiii) and (xv) of Section 5.1(a).  Since December 31, 2007, there has not been any event, development or state of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11   Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Entity or settlement agreements or similar written agreements, in each case, which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12   Proxy Statement; Other Information.  None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined below) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.4(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.”

Section 3.13   Rights Plan.  The Board of Directors of the Company has resolved to, and the Company after the execution of this Agreement will, take all action necessary to render the rights issued pursuant to the terms of the Rights Agreement, dated October 26, 2000, as amended, between the Company and EquiServe Trust Company, NA, as Rights Agent, inapplicable to the Merger, or the execution and consummation of this Agreement, the Support Agreement and the transactions contemplated hereby and thereby.

Section 3.14   Tax Matters.

(a)           Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time validly obtained within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) the U.S. consolidated federal income Tax Returns of the Company have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all taxable years through December 31, 2003; (iv) as of the date of this Agreement, there are not pending or, to the knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes, including U.S. federal income Taxes; (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP; and (vi) none of the Company or any of its Subsidiaries (A) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last two years that was intended to be governed by Section 355 of the Code, (B) is, or has been, a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date or (C) has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder during any open tax periods that has not been disclosed in the relevant Tax Returns of the Company or any Subsidiary.

(b)           For purposes of this Agreement:  (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, levies, duties and tariffs of any kind (including unclaimed property or escheat charges and together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.15   Labor Matters.  Except to the extent imposed or implied by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement (other than any which is statutorily mandated) in any foreign country) with employees, a labor union or labor organization.  Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices.

Section 3.16   Intellectual Property.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of any and all Liens other than Permitted Liens, all Intellectual Property (as defined below) and IT Assets (as defined below) used in and/or necessary for the operation of their respective businesses as currently conducted, and (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.  There are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation of or conflict with any trademarks, trade names, service marks, service names, mark registrations and applications, logos, assumed names, trade dress, Internet domain names, registered and unregistered copyrights, confidential and proprietary information (including trade secrets, know-how and invention rights), mask works, rights of privacy and publicity, patents or applications and registrations therefor (collectively, “Intellectual Property”) by the Company, its Subsidiaries and/or the operation of their respective businesses that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (w) the conduct of the businesses of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate or conflict with any Intellectual Property rights or any other proprietary right of any person, (x) as of the date hereof, neither the Company nor any of its Subsidiaries has received any material notification that a license under any other person’s Intellectual Property is or may be required, (y) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Intellectual Property, or (z) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by the Company or any of its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Intellectual Property.  Neither the Company nor any of its Subsidiaries has made any claim of, nor, to the knowledge of the Company, is any third party engaging in any activity that constitutes, a violation, misappropriation or infringement by others of or a conflict with its rights to or in connection with any Intellectual Property used in the operation of their respective businesses which violation, misappropriation, infringement or conflict has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Intellectual Property owned by the Company and/or its Subsidiaries (the “Owned Intellectual Property”) and, to the knowledge of the Company, all Intellectual Property licensed to the Company and/or its Subsidiaries, is (A) valid, subsisting and enforceable, and (B) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof, (ii) all patents, registrations and applications included in the Owned Intellectual Property are currently in compliance with any and all formal legal requirements necessary to (A) maintain the validity and enforceability thereof, and (B) record and perfect the Company’s and its Subsidiaries’ interest therein and the chain of title thereof, (iii) the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of their respective businesses as currently conducted, and (iv) the computer programs, code and applications, systems, databases, Internet and intranet websites, hardware, networks and other information technology equipment, and associated documentation (collectively, the “IT Assets”) used by the Company and its Subsidiaries in the operation of their respective businesses as currently conducted are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications as required in connection with, the operation of such businesses.

Section 3.17   Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.18   Required Vote of the Company Stockholders.  The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.19   Material Contracts.

(a)           Subsections (i) through (xi) of Section 3.19(a) list the following types of contracts and agreements to which the Company or any Subsidiary is a party (the “Company Material Contracts,” it being agreed that such contracts and agreements are not required to be set forth in Section 3.19(a) of the Company Disclosure Schedule unless expressly so indicated in the applicable subsection below):

(i)           each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)           each contract and agreement which is likely to involve payment or receipt to or by the Company or any of its Subsidiaries of consideration of more than $100 million, in the aggregate, over the remaining term of such contract or agreement;

(iii)          all material joint venture contracts or material partnership arrangements (and all of such contracts and agreements are set forth in Section 3.19(a)(iii) of the Disclosure Schedule and have been provided to Parent prior to the date hereof);

(iv)         other than contracts and agreements referred to in clause (a)(i), all contracts and agreements evidencing indebtedness involving principal amount in excess of $100 million;

(v)           all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time (and all of such contracts and agreements are set forth in Section 3.19(a)(v) of the Disclosure Schedule and have been provided to Parent prior to the date hereof);

(vi)         all material contracts and agreements concerning Intellectual Property or IT Assets to which the Company or any of its Subsidiaries is a party or beneficiary or by which the Company or any of its Subsidiaries, or any of its properties or assets, may be bound, including all (A) licenses of Intellectual Property by the Company or any of its Subsidiaries to any person, (B) licenses of Intellectual Property by any person to the Company or any of its Subsidiaries, and (C) contracts and agreements between any person and the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets other than, in each case, licenses of Off-the-Shelf Software licensed pursuant to shrink-wrap or click-wrap agreements (all of the foregoing, collectively, the “Company IP Agreements”).  For purposes hereof, “Off-the-Shelf Software” shall mean all software used or held for use by the Company or any of its Subsidiaries that is commercially available off-the-shelf software that (x) is not material to the Company or any of its Subsidiaries, (y) has not been modified or customized for the Company or any of its Subsidiaries, and (z) is licensed to the Company or any of its Subsidiaries for a one-time or annual fee of $250,000 or less;

(vii)        all contracts and agreements or interest rate, currency or commodities hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $20 million;

(viii)       all contracts and agreements entered into after December 31, 2005 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger, consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50 million;

(ix)          all contracts and agreements between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its Subsidiaries or non-controlled joint ventures), on the other hand, that involve payments of more than $2.5 million in any one year, other than any contracts and agreements required to be listed in Section 3.9 of the Disclosure Schedule or otherwise relating to compensation or employee benefits;

(x)           all contracts and agreements relating to the leases of railcars and other rolling stock involving consideration in excess of $10 million on an annual basis; and

(xi)          all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary of the Company has received written notice of any claim of default under or cancellation of any Company Material Contract and neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such claim of default, cancellation, breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The Company shall make available to Parent true and complete copies of all Company Material Contracts (other than any of the contracts described in subclause (xi) of this Section 3.19), including any amendments thereto, as promptly as practicable following the date hereof, and in any event within 30 days after the date hereof.

Section 3.20   Real Property

(a)           Except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good and valid title to each parcel of Owned Real Property and each such parcel (i) is owned free and clear of all Liens, other than (A) Liens for Taxes, assessments, charges or claims of payment not yet past due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (B)  mechanics’ and materialmen’s Liens for construction in progress arising in the ordinary course of business,  or for which adequate reserves have been established, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary, and (D) Liens and other encumbrances that have not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated (or the equivalent) or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current leases, subleases and licenses related to the Leased Real Property are in full force and effect, are valid and effective in accordance with their terms, and there is not, under any of such leases, subleases or licenses, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge by the other party to such lease, sublease or license.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Subsidiaries are  in all material respects, in compliance with any Law (including any building, planning, highway or zoning law) relating to any of the Real Property, (ii) either the Company or a Subsidiary, as the case may be, is in undisturbed possession of each parcel of Real Property (subject to Permitted Liens), and (iii) no other person has any rights to the use or occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement to which the Company or any Subsidiary is a party.

(d)           As used in this Agreement, “Leased Real Property” shall mean the material real property leased, subleased or licensed by the Company or any Subsidiary as tenant, subtenant or licensee, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant to such leased premises and all easements, licenses, rights and appurtenances relating to the foregoing.  As used in this Agreement, “Owned Real Property” shall mean the material real property in which the Company or any Subsidiary has fee title  interest, together with all buildings and other structures, facilities or improvements owned by the Company or any of its Subsidiaries currently located thereon, all fixtures, systems, equipment and items of personal property owned by the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.  As used in this Agreement, “Real Property” shall mean the Owned Real Property and the Leased Real Property.

Section 3.21   Finders or Brokers.  Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22   Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the material insurance, reinsurance and captive policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement and; (ii) to the knowledge of the Company, any material historic, occurrence based policies of the Company and its Subsidiaries that are potentially responsive to liabilities of the Company and its Subsidiaries are in full force and effect on the date of this Agreement to the extent necessary to permit the Company and its Subsidiaries to seek recovery thereunder in accordance with the terms thereof (subject to any applicable limitations or restrictions therein); (iii) all material premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, (iv) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy since December 31, 2006, (v) there is no material claim by the Company or any of its Subsidiaries pending, as of the date of this Agreement, under any Material Company Insurance Policy and no material claim made between December 31, 2006 and the date of this Agreement has been denied, and (vi) neither the Company nor any of its Subsidiaries has, since December 31, 2006, been refused any insurance with respect to any of its material assets or operations, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Section 3.23   Certain Business Practices.  None of the Company or any Subsidiary of the Company or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished to the SEC subsequent to December 31, 2006 and prior to the date hereof by Parent (and (i) then only to the extent reasonably apparent in the Parent SEC Documents that such disclosed item relates to a matter covered by a representation or warranty set forth in this Article IV and (ii) other than in risk factors or other forward-looking statements or language in such filings) or in the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1    Qualification; Organization.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, the Financing (a “Parent Material Adverse Effect”).

Section 4.2    Corporate Authority Relative to this Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Financing, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby, including the Financing.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

(b)           Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act, (iv) any applicable requirements of the EC Merger Regulation, (v) any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, and (vi) the approvals set forth on Section 4.2 of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3    Reports and Financial Statements.

(a)           Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since December 31, 2005 (the “Parent SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects, and all documents required to be filed or furnished by Parent with the SEC after the date hereof and prior to the Effective Time (the “Subsequent Parent SEC Documents”) will comply in all material respects, with the requirements of the Securities Act and the Exchange Act, or other applicable Laws, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained, and none of the Subsequent Parent SEC Documents will contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)           The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects, and when included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with or on a basis reconciled to GAAP (except, in the case of the unaudited statements, as permitted by the applicable rules and forms promulgated by the SEC or the comparable regulatory body of its home jurisdiction) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  Since December 31, 2007, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC regulatory rule or policy or applicable Law.

Section 4.4    Investigations; Litigation.  (a) There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened)

against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which have had would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5    Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6    Available Funds.  Parent will have available to it at the Closing all of the funds required to be provided by Parent for the consummation of the transactions contemplated hereby and for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration, and the funding of any required financings or repayments of indebtedness (collectively, the “Financing”).

Section 4.7    Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8    No Vote of Parent Stockholders.  No vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate the Merger or effect the Financing.

Section 4.9    Finders or Brokers.  Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or upon consummation of the Merger.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company and Parent.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be set forth in this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and the Company agrees to use its commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of those of their present officers, employees and workforce generally and to preserve their present relationships with significant customers and suppliers.  The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be specifically set forth in this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company:

(i)           shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in a manner consistent with past practice and (B) that the Company may continue to pay regular quarterly cash dividends on the Company Common Stock of not more than $0.41 per share;

(ii)          shall not, and shall not permit any of its Subsidiaries to, split, combine, recapitalize or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         except as required pursuant to existing written agreements or employee benefit plans in effect as of the date hereof, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors, officers or employees (other than (1) in the ordinary course of  business and consistent in all material respects with past practice, or (2) pursuant to the normal annual salary, bonus and compensation review process, in each case in a manner consistent therewith as to timing and percentage increase), (B) other than in the ordinary course of business consistent in all material respects with past practice, grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or any of its Subsidiaries, (C) enter into any employment agreement with any executive officer of the Company, or (D)

except (x) pursuant to a collective bargaining agreement in the ordinary course of business or (y) as otherwise permitted pursuant to clauses (B) and (C) of this paragraph, establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(iv)         shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)          approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay or postpone the transactions contemplated by this Agreement, including at its Annual Meeting of stockholders;

(vi)         except in respect of the Merger, or any mergers, consolidations or business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or any acquisition of any business or stock or assets of any person that comprise or constitute a business organization or division thereof with a value or purchase price (inclusive of long-term indebtedness incurred or assumed in connection therewith) in the aggregate in excess of $20 million individually or $50 million in the case of all transactions collectively;

(vii)        shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business consistent with past practice, abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Intellectual Property or material Company IP Agreement, including failing to use commercially reasonable efforts (x) to perform or cause to be performed any applicable filings, recordings and other acts, or (y) to pay or cause to be paid any required fees and Taxes, to maintain and protect its interest in any material Intellectual Property or material Company IP Agreement, (B) subject to Section 5.3, disclose any confidential information or confidential Intellectual Property to any person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (C) fail to notify Parent and Merger Sub promptly of any infringement, misappropriation or other violation of or conflict with any material Intellectual Property owned or used by the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries becomes aware and to consult with Parent and Merger Sub regarding the actions (if any) to take to protect such Intellectual Property except in the ordinary course of business;

(viii)                      shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(ix)          except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Company Common Stock in respect of any exercise of Company Stock Options and vesting and/or settlement of Company Stock-Based Awards outstanding on the date hereof or as may be granted after the date hereof in compliance with Section 5.1(a)(iii) or (x), (B) issuances of Company Common Stock pursuant to the Company’s dividend reinvestment plan and (C) the grant of Company Stock-Based Awards as permitted pursuant to clause (x) of this Section 5.1(a);

(x)           shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof);

(xi)          except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for acquisitions of Company Common Stock tendered by holders of Company Stock Options and Company Stock-Based Awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

(xii)         shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its Subsidiaries and joint ventures or among the Company’s Subsidiaries and joint ventures, (B) up to $750 million in aggregate principal amount of indebtedness for borrowed money under commercially reasonable credit facilities or in the commercial paper market incurred to replace, renew, extend, refinance or refund any existing short-term indebtedness for borrowed money; (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(a), and (D) indebtedness for borrowed money not to exceed $250 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with subclauses (A) - (C), inclusive;

(xiii)        except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Liens which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used ) or otherwise dispose of any portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to clause (xi) hereof, (C) for transactions involving less than $20 million individually, or $50 million in the aggregate or (D) as may be required in compliance with Section 5.6;

(xiv)       except in the ordinary course of business and except as otherwise permitted by this Section 5.1(a), shall not, and shall not permit any of its Subsidiaries to, (A) amend or modify in any material respect adverse to the Company any of the Company Material Contracts contemplated by subclauses (i), (ii), (iii) and (v) of Section 3.19(a) or (B) consent to the termination of any Company Material Contract, in each case, if adverse to the Company in any material respect other than in the ordinary course of business;

(xv)        shall not, and shall not permit any of its Subsidiaries to: (A) settle any Action relating to the Merger, this Agreement or the transactions completed hereby, or (B) settle any other Action, other than for monetary damages payable by the Company or any Subsidiary not in excess of $10 million individually or $50 million in the aggregate or (C) commence any material Action other than in the ordinary course of business without reasonably consulting with Parent prior to such commencement or other than any action against Parent or Merger Sub arising out of or relating to the Merger, this Agreement or the transactions contemplated hereby;

(xvi)       shall not, and shall not permit any of its Subsidiaries to, (A) exercise any rights of renewal pursuant to the terms of any of the leases or subleases related to any Leased Real Property which by their terms would otherwise expire, except in the ordinary course of business and on reasonably available market terms or (B) sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of any Real Property (including leasehold interests), except for Real Property with a fair market value of less than $20 million;

(xvii)      shall not, and shall not permit any of its Subsidiaries to, fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xviii)     shall not, and shall not permit any of its Subsidiaries to, authorize, or make any commitment with respect to, or make any capital expenditures in excess of $575 million, in the aggregate, for the Company and the Subsidiaries taken as a whole;

(xix)        shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions; and

(xx)         except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, make any change in Tax Accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, if such action is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries.

(b)           Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent:

(i)           shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement and shall take all action necessary to ensure that as of the Closing Date, Parent and Merger Sub will obtain the Financing; and

(ii)          shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action, including, without limitation, to enter into or agree to enter into a letter of intent, agreement in principle or definitive agreement for the acquisition of any business or person, that is reasonably likely to prevent, impair its ability to complete or materially delay the satisfaction of the conditions to the Merger set forth in Section 6.1 of this Agreement or the consummation of the transactions contemplated hereby, including the Financing.

Section 5.2    Investigation.  The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall use all reasonable efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws.  Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement, dated as of June, 30, 2008, between the Company and Parent (the “Confidentiality Agreement”).  Subject to the exception in the first sentence of this section, to applicable Law and to the immediately preceding sentence, the Company agrees to confer at such times as Parent may reasonably request with one or more directors, officers, employees or agents of Parent, to report material operational matters and the general status of its ongoing operations.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Laws.

Section 5.3    No Solicitation.

(a)           The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iii) agree to, approve, endorse or recommend any Company Alternative Proposal, (iv) authorize or permit any of its or its Subsidiaries’ Representatives to take any such action or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except as contemplated by Section 7.1(g) and except for confidentiality agreements permitted under Section 5.3(b)).  Subject to Section 5.3(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  The Company shall, and shall use its reasonable best efforts to cause its and the Subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates.

(b)           The Company will promptly notify Parent orally (and then in writing within twenty-four (24) hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations, or any request for information relating to the Company or the Subsidiaries in connection with a Company Alternative Proposal or a potential Company Alternative Proposal or for access to the properties or books and records thereof of which the Company or any of the Subsidiaries or any of their respective Representatives is or become aware, or any amendments to the foregoing.  Such notice to Parent shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any.  The Company shall also promptly provide Parent with (i) a copy of any written notice or other written communication from any person informing the Company or any of the Subsidiaries or their respective Representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy of any Company Alternative Proposal (or any amendment thereof) received by the Company or any of the Subsidiaries, and (iii) such other details of any such Company Alternative Proposal that Parent may reasonably request.  Thereafter, the Company shall promptly (and in any event within twenty-four (24) hours) keep Parent reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal.  Notwithstanding the limitations set forth in Section 5.3(a) and subject to compliance with this Section 5.3(b), if the Company receives a Company Alternative Proposal (that did not arise or result from any breach of this Section 5.3) at any time prior to obtaining the Company Stockholder Approval (i) which constitutes a Company Superior Proposal (as defined in Section 5.3(g)) or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in clause (x), (y) or (z) below, in a Company Superior Proposal, the Company may take any or all of the following actions:  (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making any such Company Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar to the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and shall contain a standstill provision substantially similar to the standstill provision in the Confidentiality Agreement to the extent such provisions remain in effect (it being agreed that such confidentiality agreement need not contain any particular standstill provision to the extent the Company irrevocably and simultaneously releases Parent from such corresponding standstill provision)), (y) engage in discussions or negotiations with the third party (and such other persons) with respect to the Company Alternative Proposal and (z) release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party if, in the case of this clause (z), the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(c)           In response to the receipt of a Company Alternative Proposal (that did not arise or result from a breach of this Section 5.3) that has not been withdrawn, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may change, withhold or withdraw the Company Recommendation (as defined in Section 5.4(c)) (a “Company Change of Recommendation”) but only if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) effecting a Company Change of Recommendation is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law.  No Company Change of Recommendation shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including the Interested Stockholder Statute) or other state Law or the Rights Plan to be inapplicable to the Merger, this Agreement, the Support Agreement and the other transactions contemplated hereby and thereby.

(d)           Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Alternative Proposal, from amending, modifying or withdrawing the Company Recommendation to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(e)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable Law.

(f)           As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals”, in each case involving the Company; (ii) the acquisition by any person or “group” of persons, directly or indirectly, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries; (iii) the acquisition by any person or “group” of persons of twenty percent (20%) or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person or group of “persons” beneficially owning twenty percent (20%) or more of any class of equity securities of the Company.

(g)           As used in this Agreement “Company Superior Proposal”, shall mean a Company Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to the Company and its stockholders than the Merger For purposes of the definition of “Company Superior Proposal”, each reference to 20% in the definition of “Company Alternative Proposal” shall be replaced with “50%”.

(h)           Notwithstanding anything to the contrary contained herein, the Company may not terminate this Agreement pursuant to Section 7.1(g) unless and until (x) the Company has promptly (and in any event, within twenty-four (24) hours) provided a written notice to Parent (a “Superior Proposal Notice”) advising Parent that the Company has received a Company Alternative Proposal and specifying the information required by Section 5.3(b) and including written notice of the determination of the Board of the Directors of the Company that the Company Alternative Proposal constitutes a Company Superior Proposal promptly upon the Board of Directors of the Company making such determination, (y) the Company has provided Parent with an opportunity, for a period of five (5) business days from the date of delivery to Parent of the Superior Proposal Notice (the “Notice Period”), to amend (the “Right to Match”) the terms and conditions of this Agreement and the Merger, including an increase in, or modification of, the Merger Consideration (any such proposed transaction, a “Revised Transaction”), such that the Company Superior Proposal no longer constitutes a Company Superior Proposal, and (z)(1) during such Notice Period, the Company and its Representatives negotiate in good faith with Parent and its Representatives with respect to such Revised Transaction and (2) at the end of such Notice Period, the Board of Directors of the Company, has determined that the Company Superior Proposal continues to be a Company Superior Proposal notwithstanding the Revised Transaction and taking into account all amendments and proposed changes made thereto during the Notice Period.

Section 5.4    Filings, Other Actions.

(a)           Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and, except to the extent provided in Section 5.3 (c) or (d), the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement.  As promptly as practicable after the execution of this Agreement, the Company shall file with the SEC the preliminary Proxy Statement; provided that subject to applicable Law the Company shall use its commercially reasonable efforts to file the preliminary Proxy Statement within 30 days following the date of this Agreement, and, thereafter, shall use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith.  The Company shall notify Parent of the receipt of any comments from the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable, copies of all written correspondence (and summaries of any oral comments) between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement.  The Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed response to any comment of the SEC staff and any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall consider in good faith all reasonable additions, deletions or changes suggested by Parent in connection therewith.  Parent and Merger Sub shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff.  After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement have been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be disseminated (including by electronic delivery if permitted) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Board of Directors of the Company.  Each of the parties shall correct promptly, any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable Law.

(b)           The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(c)           Subject to Section 7.1(g) of this Agreement, the Company shall take all action necessary in accordance with the DGCL and its restated certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (and subject to the last sentence of this Section 5.4(c), no later than thirty (30) days after the dissemination of the Proxy Statement to the Company’s stockholders) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and, subject to Section 5.3 (c) or (d), shall include in the Proxy Statement the recommendations of its Board of Directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”).  Subject to Section 5.3 of this Agreement, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.  Neither the commencement, disclosure, announcement or submission to the Company of any Company Alternative Proposal (whether or not a Company Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Board of Directors of the Company to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Meeting.  Notwithstanding the foregoing, the Company may adjourn or postpone the Company Meeting to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or to permit dissemination of information which is material to stockholders voting at the Company Meeting, or, if as of the time the Company Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or for the adoption and approval of this Agreement and the approval of the Merger.

Section 5.5    Stock Options and Other Stock Based Awards; Employee Matters.

(a)           Stock Options and Other Stock Based Awards.

(i)           Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount in cash, equal to the product of (x) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).

(ii)          At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans or the Company Benefit Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Company Stock Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular vested Stock-Based Award (except that in the case of the long-term performance share plan, such awards shall vest on a pro rata basis reflecting the portion of the applicable performance period that has elapsed through the date on which the Effective Time occurs assuming performance at the greater of target or actual levels as described in more detail on Section 5.1(a)(iii) of the Company Disclosure Schedule) (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”).  For the avoidance of doubt, this Section 5.5(a)(ii) shall not apply to shares of Company Common Stock held in the Company’s leveraged ESOP which shall be covered by Article II as issued and outstanding Shares.

(iii)         The compensation committee of the board of directors of the Company shall pass such resolutions with respect to the Company Stock Options and Company Stock-Based Awards consistent with the foregoing provisions of this Section 5.5.

(b)           Employee Matters.

(i)           From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time.  For a period of two years following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (the “Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Company Employee immediately before the Effective Time.  For a period of two years following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries who suffers a termination of employment under the circumstances described on Section 5.5(b)(i) of the Company Disclosure Schedule severance benefits in accordance with Section 5.5(b)(i) of the Company Disclosure Schedule (taking into account such Company Employee’s service as required pursuant to Section 5.5(b)(ii) below).  Parent shall continue to maintain the Company’s retiree welfare programs for the benefit of Company Employees without adverse amendment (other than as required by Law) for a period of three years following the Effective Time and thereafter, Parent shall provide Company Employees with retiree welfare benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries.  In addition, for a period of at least five years following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who participates in a defined benefit pension plan as of immediately prior to the Effective Time pension benefits (including pension benefit accrual rates) under such defined benefit pension plan without adverse amendment to the pension benefits (including pension benefit accrual rates) provided under such plan as of immediately prior to the Effective Time, but after giving effect to the amendment to eliminate the cost-of-living adjustment on all future accruals.

(ii)           For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the

Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is no a similar Company plan, service as recognized for purposes of the Company’s 401(k) Plan), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing:  (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii)         Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans set forth on Section 3.9(c) of the Company Disclosure Schedule will occur at or prior to the Effective Time, as applicable.

Section 5.6    Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, and in any event no later than fifteen (15) business days after the date hereof, make all required filings of Notification and Report Forms pursuant to the HSR Act, (ii) as promptly as practicable make appropriate filings with the European Commission in accordance with the EC Merger Regulation, (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents or approvals are required to be obtained from, any other Governmental Entities (including any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, (iv) supply as promptly as practicable such information or documentation that may be requested pursuant to any Regulatory Law (as defined in Section 5.6(f)) by any Governmental Entity, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.  Without limiting the foregoing, but subject to Section 5.6(e), Parent shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger in each case so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the initial End Date (as defined in Section 7.1(b)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets,  businesses, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates), (y) creating or terminating relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or affiliates and (z) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ businesses, product lines or assets, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the initial End Date (each of (x), (y) and (z), a “Divestiture Action”).  If requested by Parent, the Company shall agree to any Divestiture Action, provided that any such agreement or action is conditioned on the consummation of the Merger.

(c)           Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable

Regulatory Law, including any communications with any Governmental Entity relating to any contemplated or proposed Divestiture Action.  Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to such transactions, (iv)  permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Merger, and (v) in the case of Parent, not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives the Company the opportunity to attend and observe.  Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company agrees it shall consult with Parent in advance of and not to participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives Parent the opportunity to attend and observe.  The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve any applicable privilege.

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           Nothing contained in this Agreement requires Parent or Merger Sub to take, or cause to be taken, and neither Parent nor Merger Sub shall be required to take, or cause to be taken, any Divestiture Action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, if the overlapping assets, businesses or product lines required to be divested in order to obtain a Company Approval under any Regulatory Law represented in the aggregate in excess of $1.3 billion of revenue for the 12 months ending December 31, 2007 (excluding from such calculation any non-merchant revenues and any revenue of any non-overlapping assets, businesses or product lines which may be divested as part of the applicable Divestiture Action); provided, however, that other than in the case of the Company’s assets, businesses and product lines of or marketed or otherwise conducted through the entity identified on Schedule 5.6(e), Parent shall not be required to divest any assets, businesses or product lines of the

Company or any of its Subsidiaries.  The parties agree that the calculation of revenue shall (x) be measured by reference to the lowest such revenue (excluding any non-merchant revenue) of Parent or the Company for each such overlapping asset, business or product line so required to be divested to obtain such Company Approval, regardless of which asset, business or product line Parent actually divests and (y) in the case of the entity identified on Schedule 5.6(e), only include the Company’s portion of the revenue generated from or through such entity.

(f)           For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

Section 5.7    Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8    Public Announcements.  The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, shall reasonably consider all additions, deletions or changes suggested by the other party in connection therewith, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9    Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years from and after the Effective Time, Parent and Surviving Corporation shall maintain in effect (A) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B)

any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof.

(b)           From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Party against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any entity if such service was at the request or for the benefit of the Company or any such Subsidiary, including any actions or omissions or alleged actions or omissions in connection with the transactions contemplated by this Agreement.

(c)           For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the insureds with respect to claims arising from facts or events, actions or omissions on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the annual premium payable by the Company for such insurance for the year ending December 31, 2007 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.9 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period.  The Company may in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(d)           The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)           The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its

Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws, or under any insurance policies.

(f)           In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other persons, or (B) transfers 50% or more of its properties or assets to any person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.9.

Section 5.10   Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 5.11   Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12   Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of stockholders of the Company.

Section 5.13   Notification of Certain Matters.  From the date hereof to the Effective Time, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Merger if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the Merger, or (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against such party or any of its subsidiaries which purports to materially affect the consummation of the Merger provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or written waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained.

(b)           No injunction, restraint or prohibition by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)           (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, and (iii) all applicable waiting and other time periods under other applicable foreign, federal antitrust, competition or fair trade Laws or applicable Laws, other than the HSR Act and the EC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained, in each case, in respect of the Merger unless otherwise waived by Parent (the “Foreign Antitrust Condition”); provided, however, that with respect to the Foreign Antitrust Condition, the failure of such condition shall not relieve either Parent or Merger Sub of its obligation to consummate the Merger unless consummation of the Merger without obtaining any of the regulatory clearances referred to in this subclause (iii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; except that the representations and warranties of Parent and Merger Sub set forth in Section 4.6 and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c)           Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3    Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or written waiver by Parent and Merger Sub) of the following conditions:

(a)           (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided further that the representations and warranties of the Company set forth in Section 3.2(a) and (b) (in each case to the extent relating to capital stock of the Company) (other than de minimis exceptions) , the second sentence of Section 3.10 and Section 3.13 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such specified representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct except for de minimis exceptions to the extent applicable as of such other date);

(b)           The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c)           The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1    Termination or Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)           by the mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if (i) the Effective Time shall not have occurred on or before October 10, 2009 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the Merger on or before such date;

(c)           by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause 7.1(c) shall have complied with its obligations under Section 5.6 of this Agreement;

(d)           by either the Company or Parent if the Company Meeting (after any permitted postponement or adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)           by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (2) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least 60 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)           by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (2) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least 60 days prior to such termination, stating Parent’s intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)           by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal (a “Superior Proposal Agreement”), if the Company has complied with its obligations under Section 5.3(h), provided, that any such purported termination by the Company pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Termination Fee in accordance with Section 7.2; and

(h)           by Parent or Merger Sub, in the event of a Company Change of Recommendation, it being agreed that the taking of any of the actions contemplated by Section 5.3(a) or (b) shall not constitute a Company Change of Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.1 above, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 (and any other provision herein related to payment of the Termination Fee or the Reverse Termination Fee), and Article VIII, which shall survive termination), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of fraud or any intentional breach of any covenant of this Agreement (subject to the limitation in Section 7.2) or the failure to obtain the Financing or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.  For purposes of clarification, the payment of the Reverse Termination Fee shall not relieve Parent or Merger Sub for any failure to comply with their respective obligations under Section 5.6 hereof.

Section 7.2    Termination Fee.

Notwithstanding any provision in this Agreement to the contrary, if:

(a)           this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay to Parent an amount in cash equal to $600,000,000 (the “Termination Fee”) concurrently with and as a condition to the effectiveness of the termination of this Agreement by the Company pursuant to Section 7.1(g);

(b)           (i) after the date of this Agreement, any bona fide Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been publicly announced and not withdrawn prior to the Company Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (ii) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been entered into by the Company or a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) shall have been consummated, then the Company shall pay to Parent the Termination Fee in cash (it being understood by the parties that in no event shall Parent be entitled to receive an amount exceeding the Termination Fee or to receive the Termination Fee on more than one occasion), upon the earlier of consummation of the Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) or the date on which the Company enters into the agreement providing for such Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”), as applicable;

(c)           this Agreement is terminated by Parent pursuant to Section 7.1(h) and, at the time of the Company Change of Recommendation, a Company Alternative Proposal (with each reference to “20%” in the definition thereof replaced with “50%”) had been made and not withdrawn, then the Company shall pay to Parent the Termination Fee in cash within two (2) Business Days of the date of such termination;

provided that, in the event the Company pays the Termination Fee to Parent pursuant to this Section 7.2, the Company shall have no further liability to Parent or Merger Sub arising out of a termination of this Agreement; or

(d)           this Agreement is terminated by Parent or the Company pursuant to either Section 7.1(b) or Section 7.1(c) (in the case of Section 7.1(c) to the extent arising in connection with any Regulatory Law) and, at the time of either such termination, all of the conditions to closing set forth in Sections 6.1 and 6.3 have been satisfied or waived in writing (or, if the Closing were to have taken place on the date of termination, such conditions would have been satisfied), other than the conditions set forth in Section  6.1(b)(if the injunction, restraint or prohibition relates to any Regulatory Law) or Section 6.1(c), then Parent shall pay to the Company an amount in cash equal to $750,000,000 (the “Reverse Termination Fee”) within two (2) Business Days of such termination.

Section 7.3    Amendment or Supplement.  At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable Law.

Section 7.4    Extension of Time, Waiver, etc.  At any time prior to the Effective Time, the Company and Parent may:

(a)           extend the time for the performance of any of the obligations or acts of the other party;

(b)           waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)           waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2    Expenses.  Except as set forth in Section 5.12 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

Section 8.3    Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4    Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5    Jurisdiction; Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware.  The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)           Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.6    [Intentionally Omitted].

Section 8.7    Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

To Parent or Merger Sub:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Telecopy: (989) 638-9347
Attention: Executive Vice President and General Counsel

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telecopy: (212) 848-7179
Attention:  John A. Marzulli, Jr.
Scott D. Petepiece

To the Company:

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106
Telecopy:  (215) 592-3726
Attention:  Robert A. Lonergan
Executive Vice President, General Counsel
and Corporate Secretary

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Telecopy:  (212) 403-2000
Attention:  Daniel A. Neff
Stephanie J. Seligman

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time so telecommunicated, and as of the date so personally delivered or as of the date so received in the case of overnight delivery.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8     Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10   Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.9 hereof.  Nothing contained in this Agreement shall be deemed to amend any Company Benefit Plan or to confer on any employee the right to enforce the covenants included in Section 5.5.

Section 8.11   Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.12   Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13   Definitions.

(a)           References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or  more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).  References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media.  As used in this Agreement, “knowledge” of any person means the actual knowledge of the executive officers of such person.

(b)           Each of the following terms is defined on the page set forth opposite such term:

Additional Consideration Date	3
Additional Per Share Consideration	3
affiliates	52

Agreement	1
Annualized Portion	4
Board Representatives	3
Book-Entry Shares	4
Cancelled Shares	4
CERCLA	14
Certificate of Merger	2
Certificates	4
Closing	1
Closing Date	1
Code	6
Company	1
Company Alternative Proposal	34
Company Approvals	10
Company Benefit Plans	15
Company Change of Recommendation	33
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	37
Company IP Agreements	20
Company Material Adverse Effect	8
Company Material Contracts	20
Company Meeting	36
Company Permits	13
Company Preferred Stock	9
Company Recommendation	36
Company SEC Documents	11
Company Stock Option	36
Company Stock Plans	36
Company Stock-Based Award	36
Company Stockholder Approval	19
Company Superior Proposal	34
Confidentiality Agreement	31
control	52
controlled by	52
DGCL	1
Dissenting Shares	4
Divestiture Action	39
Dividend Period	4
EC Merger Regulation	10
Effective Time	2
End Date	46
Environmental Laws	14
Environmental Liability	14
Environmental Permit	14
ERISA	15

Exchange Fund	5
Foreign Antitrust Condition	44
Foreign Benefit Plan	15
GAAP	11
Governmental Entity	10
Hazardous Substance	14
HSR Act	10
Indemnified Parties	41
Intellectual Property	18
Interested Stockholder Statute	10
IT Assets	19
knowledge	52
Law	12
Laws	12
Leased Real Property	22
Lien	11
Material Company Insurance Policies	23
Maximum Amount	42
Merger	1
Merger Consideration	3
Merger Sub	1
New Plans	38
Notice Period	34
Old Plans	38
Option and Stock-Based Consideration	37
Option Consideration	36
Owned Intellectual Property	19
Owned Real Property	22
Parent	1
Parent Approvals	24
Parent Disclosure Schedule	23
Parent Material Adverse Effect	24
Parent SEC Documents	25
Paying Agent	5
Permitted Liens	22
person	52
Proxy Statement	17
RCRA	14
Real Property	22
Regulatory Law	41
Release	14
Removal, Remedial or Response	14
Representatives	31
Revised Transaction	34
Right to Match	34
Rights Plan	9

Sarbanes-Oxley Act	12
SEC	11
Share	3
Shares	3
Specialty Chemical Business	2
Stockholders	1
Subsequent Company SEC Documents	11
Subsequent Parent SEC Documents	25
Subsidiaries	52
Superior Proposal Agreement	46
Superior Proposal Notice	34
Support Agreement	1
Surviving Corporation	1
Tax Return	18
Taxes	17
Termination Date	27
Termination Fee	47
U.S. Benefit Plan	15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE DOW CHEMICAL COMPANY

By:	/s/ Charles J. Kalil
	Name:	Charles J. Kalil
	Title:	Executive Vice President, General Counsel and Corporate Secretary

RAMSES ACQUISITION CORP.

By:	/s/ Eric P. Blackhurst
	Name:	Eric P. Blackhurst
	Title:	Vice President and Secretary

ROHM AND HAAS COMPANY

By:	/s/ Robert A. Lonergan
	Name:	Robert A. Lonergan
	Title:	Executive Vice President